UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): May 7, 2007
HYDRIL COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-31579 (Commission File Number)	95-2777268 (I.R.S. Employer Identification No.)
3300 Sam Houston Parkway East
Houston, Texas 77032-3411
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (281) 449-2000
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     In accordance with the previously announced Agreement and Plan of Merger among the Hydril Company (“Hydril”), Tenaris, S.A. (“Tenaris”) and Hokkaido Acquisition, Inc. (“Merger Sub”), dated as of February 11, 2007 (the “Merger Agreement”) and effective as of May 7, 2007, Christopher T. Seaver, Richard C. Seaver, Jerry S. Cox, Roger Goodan, Gordon T. Hall, Kenneth S. McCormick, Patrick T. Seaver, T. Don Stacy and Lew O. Ward resigned from their respective positions as director of Hydril and any positions as a director of a subsidiary of Hydril, including all boards of directors committee positions held as a director. As of May 7, 2007, Milton Brice, Germán Curá and Ricardo Soler were appointed by Tenaris to serve as directors of Hydril. Additionally, effective upon the completion of the merger, Ricardo Soler has been appointed President and Chief Executive Officer.
Item 8.01. Other Events.
     On May 7, 2007, pursuant to the Merger Agreement, Merger Sub merged with and into Hydril, with Hydril continuing as the surviving corporation, and each outstanding share of common stock and class B common stock of Hydril (other than shares held by Hydril, Tenaris, Merger Sub or any of their direct or indirect wholly owned subsidiaries and shares held by stockholders who validly perfect their appraisal rights under Delaware law) converted into the right to receive $97.00 in cash. Following the merger, Hydril is now a wholly owned subsidiary of Tenaris.
     In connection with the completion of the Merger, Hydril expects that its shares of common stock will be delisted from trading on NASDAQ effective May 8, 2007.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HYDRIL COMPANY
Date: May 7, 2007	By:	/s/ Ricardo Soler
		Name:	Ricardo Soler
		Title:	Chief Executive Officer and President